Exhibit 1.01

Investor Relations	Media Relations

Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

CDC Software Corporation Announces Filing of a Registration

Statement for an Initial Public Offering of American Depositary Shares

HONG KONG, ATLANTA – July 16, 2009 – CDC Software Corporation, a wholly-owned subsidiary of CDC Corporation and a provider of industry-specific enterprise software applications (“CDC Software”), has filed a registration statement on Form F-1 with the U.S. Securities and Exchange Commission (the “SEC”) for an initial public offering (“IPO”) of American Depositary Shares (“ADSs”). Each ADS represents one Class A ordinary share of CDC Software and the estimated price for each ADS offered ranges from $11.00 to $13.00.

The registration statement relating to the ADSs has been filed with the Securities and Exchange Commission but has not yet become effective. The ADSs may not be sold, nor may any offers to buy be accepted, prior to the time the registration statement becomes effective.

“We believe that the IPO will better help to differentiate the CDC Software brand from the other core businesses of CDC Corporation and gives investors a choice,” said Peter Yip, CEO of CDC Software and CDC Corporation. “The planned IPO is part of our previously announced strategic initiatives to focus CDC Software as a pure play enterprise software company. We also believe that the IPO helps to provide CDC Software with its own currency to help strengthen its acquisition strategy so it can continue to build out its enterprise applications and services platform and enables the company to expand into other vertical and high growth emerging markets such as in India and China.”

CDC Software Corporation’s Initial Public Offering Structure

A total of 4,800,000 ADSs of CDC Software will be offered for sale. Of this total, 4,000,000 ADSs will represent newly-issued Class A ordinary shares being offered for sale by CDC Software and 800,000 ADSs will represent Class A ordinary shares being offered for sale by CDC Software International Corporation (“CDC Software International”), a wholly-owned subsidiary of CDC Corporation and the direct parent company of CDC Software. Proceeds to CDC Software from the ADSs sold in the offering are expected to be approximately $43.4 million, and the total proceeds are expected to be approximately $52.1 million, assuming an initial public offering price per ADS of $12.00, which is the midpoint of the estimated public offering price range, and after deducting underwriting commissions and any offering expenses payable by CDC Software or CDC Software International. CDC Software will not receive any of the proceeds from the sale of ADSs by CDC Software International.

In addition, up to 720,000 additional ADSs (the “Greenshoe”), will be available for purchase by the underwriters to cover over-allotments, at any time within 30 days after the effectiveness of the registration statement. Of such 720,000 additional ADSs, 360,000 ADSs shall be made available by CDC Software Corporation and 360,000 ADSs will be made available by CDC Software International, in equal proportion.

After the offering, CDC Software International will continue to hold Class B ordinary shares of CDC Software. Each Class B ordinary share will be entitled to ten votes per share on any matter brought to a vote of CDC Software shareholders, whereas Class A ordinary shares (which the ADSs represent) are entitled to one vote per share. Accordingly, assuming that the underwriters do not exercise the Greenshoe, after the offering is completed, CDC Software International will hold approximately 83.4 percent of the total outstanding equity interests in CDC Software, but will have approximately 98.1 percent of the total voting power.

Lazard Capital Markets and JMP Securities will act as joint book-runners, and each of Cantor Fitzgerald & Co., Janney Montgomery Scott, Macquarie and Morgan Keegan & Company, Inc. will act as co-managers for the offering.

Financial Implications to CDC Corporation

The impact on CDC Corporation if the offering is completed include (as presented, these metrics assume that the underwriters do not exercise their over-allotment option):

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As of the date of CDC Software’s filing of the registration statement, CDC Corporation indirectly owned 100 percent of the outstanding ordinary shares of CDC Software. If the offering is completed, CDC Corporation’s equity interest in CDC Software will be reduced from 100.0 percent to 83.4 percent.

•

CDC Software would receive net proceeds from the offering estimated to be $43.4 million and CDC Software International would receive net proceeds from the offering estimated to be $8.7 million, assuming an initial public offering price per ADS of $12.00 which is the midpoint of the estimated public offering price range, and after deducting underwriting discounts and commissions and any offering expenses payable by CDC Software or CDC Software International.

The above key metrics are summarized as follows:

	Pre-IPO	Post-IPO
CDC Corporation’s equity interests in CDC Software Corporation	100%	83.4%

CDC Corporation’s voting interests in CDC Software	100%	98.1%

THIS ANNOUNCEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE OR JURISDICTION IN WHICH THE OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL.

THIS ANNOUNCEMENT IS BEING ISSUED PURSUANT TO AND IN ACCORDANCE WITH RULE 134 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

CDC Software Corporation (“CDC Software”), a subsidiary of CDC Corporation, has filed a registration statement on Form F-1, including a preliminary prospectus (the “Preliminary Prospectus”), with the SEC for the offering to which this press release relates. Before you invest, you should read the registration statement, including the Preliminary Prospectus, and any other documents CDC Software may file with the SEC for more complete information about CDC Software and the offering. Investors should rely upon the Preliminary Prospectus and any relevant press release for complete details. You may get these documents and any other documents CDC Software has filed or may file for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, CDC Software, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus if you request it by calling Lazard Capital Markets (212-632-6717) or JMP Securities (866-780-5677) (calling toll free numbers is not toll free outside the United States). You may also access CDC Software’s most recent Preliminary Prospectus through the following link: http://www.sec.gov/Archives/edgar/data/1415841/000119312509149661/df1.htm

About CDC Software

CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management, warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company also offers a full portfolio of services that span the life cycle of its software applications.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to the expected terms and conditions of the offering, including the size of the proposed offering, the expected timing of the offering, the number of ADRs to be offered, our beliefs about the effect of the offering on our ability to differentiate our business and provide currency to help enable us to continue our acquisition strategy and the effects thereof, and other statements that are not historical, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: whether such an offering will be consummated, general capital market condition, the conditions of the public market for enterprise software companies, the future growth of the enterprise software market, and the entry of new competitors and their technological advances. Further information on risks or other factors that could cause results to differ is detailed in our preliminary prospectus which forms a part of the registration statement on Form F-1, which has been publicly filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. We assume no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.